Contact:      Robin Cohan                                         Symbol:  TSIC
              Chief Financial Officer                             Traded:  Nasdaq National
              & Treasurer
              Tropical Sportswear Int'l Corporation
              Tel: (813) 249-4900
              Fax: (813) 881-0627

FOR IMMEDIATE RELEASE

Tropical Reports Sale of Administration Building

TAMPA, Florida, March 29, 2004 -Tropical Sportswear Int'l Corporation ("TSI")
(Nasdaq:  TSIC)  announced  today  that it has sold its  currently  unoccupied  administration  building  in Tampa,
Florida for net cash  proceeds of  approximately  $9.2  million.  Approximately  $3.7  million was used to pay down borrowings  under the Company's real estate loan, and  approximately  $5.5 million was used to pay down  borrowings under the Company's revolving credit line.

The  building  was  purchased  by an entity  owned by Gunn  Allen  Holdings,  Inc.,  a full  service  broker-dealer headquartered in Tampa, Florida.

The Company's most current releases may be viewed on the Company's website at www.tropicalsportswear.com.

TSI is a designer,  producer and marketer of high-quality  branded and retailer  private  branded apparel  products that are sold to major  retailers  in all levels and  channels  of  distribution.  Primary  product  lines  feature casual and  dress-casual  pants,  shorts,  denim  jeans,  and woven and knit  shirts.  Major owned  brands  include
Savane(R), Farah(R),  Flyers(TM),  The Original Khaki Co.(R),  Bay to Bay(R), Two Pepper(R),  Royal Palm(R), Banana
Joe(R), and Authentic Chino Casuals(R). Licensed brands include Bill Blass(R) and Van Heusen(R).  Retailer national private brands that we produce include  Puritan(R),  George(TM),  Member's Mark(R),  Sonoma(R),  Croft & Barrow(R),
St. John's Bay(R), Roundtree & Yorke(R),  Geoffrey  Beene(R), Izod(R), and White Stag(R).  TSI distinguishes itself by providing  major retailers with comprehensive brand management programs and uses advanced  technology to provide retailers with customer,  product and market analyses,  apparel design,  and merchandising consulting and inventory forecasting  with a focus on return on investment.

This press  release  contains  forward-looking  statements,  which are  subject to the safe  harbor  created by the
Private  Securities   Litigation  Reform  Act  of  1995.   Management  cautions  that  these  statements  represent
projections  and  estimates of future  performance  and involve  certain  risks and  uncertainties.  The  Company's actual results could differ  materially from those anticipated in these  forward-looking  statements as a result of factors  including,  without  limitation,  potential negative effects resulting from the sale of the administration building in Tampa, Florida;  restrictions and limitations placed on us by our debt instruments;  potential negative effects of loan agreement  covenant  violations,  should any occur; and other risk factors listed from time to time in the Company's  reports  (including  its Annual Report on Form 10-K) filed with the U.S.  Securities and Exchange
Commission.  In addition,  the estimated  financial results for any period do not necessarily  indicate the results that may be expected for any future period, and the Company assumes no obligation to update them.